May 22, 2008: 08:16 AM EST

NOVORI, INC. (NOVO) ANNOUNCES INTENT TO MERGE WITH ZALEMARK, INC.
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Novori and Zalemark Create Brand Strategy With New Revenue Streams

Novori Inc. (OTCBB: NOVO) a leading online interactive retailer of fine diamond engagement rings and jewelry --is proud to announce that it has entered into an agreement with intent to merge with Zalemark Inc. The merger, which is subject to negotiation and execution of binding definitive documents, satisfaction of certain conditions precedent, approval by Novori shareholders and other ordinary and customary closing conditions for a transaction of this type, is anticipated to close June 21, 2008.

Since branding Zalemark in 2002, the Sherman Oaks, California-based design firm, headed by its dynamic CEO, Steven Zale, has developed its labels to include a diverse and impressive portfolio of premium branded jewelry collections, a growing number of which are celebrity endorsed. The firms licenses include the successful Seventeen Jewelry Collection®. Zalemark's latest planned launches -- a Bridal line and Couture line under the prestigious Badgley Mischka label and a fashion fine jewelry collection under the Hearst licensed ESQ brand -- is debuting at the Couture Show, Villa 301, Wynn Hotel and Casino in Las Vegas, May 28-June 2. Further information on these lines and their debut schedules will be released as confirmed.

Steven Zale, Zalemark Design Director, states, "This agreement with Novori is a significant, exciting milestone in broadening our brand strategy and expanding our distribution through an exclusive direct marketing channel for our jewelry. While the brick & motor retail channel will remain a primary focus, we believe the internet will create new global opportunities to expand our consumer product selection and drive traffic to the independent retail stores as well as Novori's website. We expect this new marketing initiative will allow us to generate new revenue streams. Together, we are committed to setting very aggressive financial targets because of the consumer metrics that exist in the companies. We believe the synergies combined by both companies will become a significant driver of our revenue growth, while enhancing shareholder value."

Mark Neild, Novori CFO, said, "We view this merger not only as an exciting next step for Novori, but as a revolutionary step that dramatically amplifies the paramount character of Novori. While Novori will actively continue as a leading online retailer of high quality diamonds and fine jewelry, we will now also become a leader in the brand jewelry industry with licensing for established brand names such as Badgley Mischka®, ESQ®, Demeter® and Seventeen®. We will develop and manage the official jewelry websites for these major brands utilizing our existing online strengths and technologies to drive online sales for those brands. Simultaneously, we will be distributing these brand products through over a thousand brick and mortar retail locations throughout the country giving us a major revenue stream."

About Zalemark, Inc.: www.zalemark.com A Sherman Oaks, CA-based manufacturer of fine jewelry. Steven Zale, award winning jewelry designer and Chairman of the company, saw that the future of the jewelry industry was in branding and in 2003, Zalemark launched the Demeter® line endorsed by supermodel Rachel Hunter. Zalemark stands for the ideals of free-trade, the use of conflict-free stones, and the quality of fine craftsmanship. Zalemark's most rewarding achievements have come from their support of Operation Smile, a non-profit global organization that performs free reconstructive surgery on children in need with facial deformities. Zalemark donates a percentage of total sales of its Demeter collection to this charity, as well as 30% of each sale of its Operation Smile logo pendants.

About Novori Inc.: Founded in 2004, Novori is a leading online interactive retailer of diamond engagement rings and fine jewelry. Launched in 2005, the www.novori.com well respected brand provides consumers with superior customer service and a better way to buy diamond jewelry. Novori prides itself on the highest quality standards in the industry and offers consumers unique online tools that allow them to explore, build and purchase their own custom made diamond rings in a way not previously offered by traditional retailers. www.novori.com offers thousands of independently certified diamonds, settings and fine jewelry at prices significantly below traditional retail.

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